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                                                               EXHIBIT 99.(h)(2)

                                    EXHIBIT A

                                                   ORDINARY FUND OPERATING
                                                          EXPENSES
FUND                                           (AS A PERCENTAGE OF AVERAGE DAILY
                                                        NET ASSETS)

Money Market Fund Investment                                0.35%
Equity 500 Index Fund Investment                            0.25%
Asset Management Fund - Premier Class                       0.60%
PreservationPlus Fund - Institutional Class                 0.40%
PreservationPlus Fund - Investment Class                    0.65%
PreservationPlus Fund - Class A Shares
PreservationPlus Fund - Class C Shares

AS REVISED: MARCH 31, 2003